Exhibit 10.5

SECOND AMENDMENT TO OFFER LETTER AGREEMENT

This SECOND AMENDMENT TO OFFER LETTER AGREEMENT (this “Amendment”) is made and entered into as of March 12, 2021, by and between Matteo Anversa (“Executive” or “you”) and Gentherm Incorporated (“Gentherm” or the “Company”). Executive and Gentherm are referred to herein each as a “Party” and, collectively, as the “Parties.”

RECITALS

A.    Executive and Gentherm executed an offer letter dated October 22, 2018 that was amended on April 21, 2020 (including the Compensation Term Sheet attached thereto, the “Offer Letter”).

B.    The Parties have agreed to further amend the Offer Letter as set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and other valuable consideration, the Parties agree as follows:

TERMS AND CONDITIONS

1.    Severance. The Company agrees to provide enhanced severance benefits under certain circumstances by amending and restating Section (a) of the section of the Offer Letter titled “Separation / Change in Control” in its entirety as follows:

(a)    If your employment is terminated by the Company or successor (or if the Company revokes this Offer Letter Agreement after you sign and return it) without “Cause” (as defined below) or by you for “Good Reason” (as defined below), subject to the notice and release requirements described below, the Company will pay (i) your base salary for a period of 12 months, paid in a lump sum no later than 45 days after your termination date (the “Severance Payment”); (ii) one full year’s Bonus at target level, paid in a lump sum no later than 45 days after your termination date (the “Bonus Payment”); and (iii) a pro rated Bonus (i.e., the product of (A) the number of weeks you were employed by the Company in the year in which your employment terminated and (B) your target Bonus amount divided by 52) (the “Pro Rated Bonus”); in addition, you will be entitled to (x) immediate vesting of (I) all unvested equity awards that were scheduled to vest during the first 12 months following your termination (including performance-based restricted stock unit awards scheduled to vest during such period, which shall vest at target) and (II) all unvested portions of the Make Whole Equity Grant, regardless of when such unvested portions of the Make Whole Equity Grant were scheduled to vest (including the Make Whole Equity Grant consisting of performance-based restricted stock unit awards, calculated as provided in the applicable award agreement) (collectively, the “Accelerated Equity Vesting”); (y) outplacement services for one year up to a maximum cost of $50,000 (the “Outplacement Services”); and (z) an amount equal to 12 months of premiums for COBRA continuation coverage of your health insurance should you elect such coverage, including the portion that was paid by the Company (the employer portion) and the portion paid by you (the employee portion) during your employment (the “COBRA Subsidy”).

If your employment is terminated by the Company or its successor without Cause or by you for Good Reason during the window period starting with the signing of an agreement to engage in a Change in Control (as defined below) until 12 months after the Change in

Control, subject to the notice and release requirements described below, then the Severance Payment shall be increased to 24 months, the Bonus Payment shall consist of two full year’s Bonus at target level and you will not be entitled to the Pro Rated Bonus, the COBRA Subsidy shall be increased to 18 months, and the Accelerated Equity Vesting and Outplacement Services shall remain the same (except that, for performance-based restricted stock unit awards scheduled to vest during such period, the number of shares that shall vest will be calculated as provided in the applicable award agreement).

2.    Effect on Other Agreements. The Offer Letter (as amended by this Amendment) sets forth the Parties’ entire agreement regarding severance benefits available to Executive and supersedes any severance opportunity provided in the Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan or any other agreement. For clarity, except as set forth herein, this Amendment does not supersede or modify any provision governing the treatment of Executive’s equity interests or rights to acquire equity interests following the termination of Executive’s employment and the Accelerated Equity Vesting shall in no way limit any terms providing for accelerated vesting in any applicable award agreement. Except as expressly set forth in this Amendment, the Offer Letter remains unmodified, in full force and effect.

3.    Sections 280G and 4999 of the Internal Revenue Code (the “Code”). If any payment or benefit that Executive would otherwise receive pursuant to this Amendment (when considered together with any payment or benefit Executive would otherwise receive under any other agreement or practice) (collectively, a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either: (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax; or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment to Executive. If a reduced Payment is made, Executive shall have no rights to any additional payments and/or benefits constituting the Payment.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to Offer Letter Agreement to be executed as of the date first written above.

GENTHERM INCORPORATED

By:	/s/ Barbara J. Runyon	/s/ Matteo Anversa
	Barbara J. Runyon Senior Vice President and Chief Human Resources Officer	Matteo Anversa

SIGNATURE PAGE TO

SECOND AMENDMENT TO OFFER LETTER AGREEMENT